Exhibit 5.1

May 9, 2019	Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 +1-415-773-5700 orrick.com

Cortexyme, Inc.

269 East Grand Ave.

South San Francisco, CA 94080

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Cortexyme, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the following (collectively, the “Plan Shares”): (i) 2,591,031 shares of the Company’s common stock (“Shares”), $0.001 par value per Share, reserved for issuance pursuant to future awards under the Company’s 2019 Equity Incentive Plan (the “2019 Plan”), (ii) 2,282,406 Shares reserved for issuance pursuant to outstanding options granted under the 2019 Plan, and (iii) 268,295 Shares reserved for issuance pursuant to future awards under the Company’s 2019 Employee Stock Purchase Plan (the “ESPP”, together with the 2019 Plan, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Plan Shares.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation (the “Certificate”), (ii) the Amended and Restated Bylaws of the Company, (iii) the Plans, and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all-natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

May 9, 2019

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that upon the effectiveness of the Certificate, the Plan Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Orrick Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP